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       George Robson, CFO
       Erik Hawkinson,
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[GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE


            DENDRITE COMPLETES MERGER WITH CORNET INTERNATIONAL
                 Acquisition Expands Dendrite's Markets for
                    Sales Force Effectiveness Solutions


MORRISTOWN, NEW JERSEY (MAY 27, 1999) -- Dendrite International, Inc. (NASDAQ/NMS:DRTE) has completed its acquisition of CorNet International Ltd. within two weeks of the May 12, 1999 announcement to merge the two companies.

The transaction, valued at approximately $40 million, was structured as a pooling of interests. The acquisition is expected to be accretive to Dendrite in 1999. Dendrite issued 1,480,538 shares to the former CorNet shareholders in the transaction, exclusive of any shares to be issued in the future upon exercise of outstanding options.

Dendrite is integrating its new SalesPlus Americas division with CorNet to maximize product and service offerings in its vertical markets for multi-segments of the health care companies in the U.S. All existing CorNet clients will continue to be managed by the newly formed SalesPlus CorNet division.


ABOUT DENDRITE
With a strong focus on outcomes in the Pharmaceutical and Consumer Package Goods (CPG) industries, Dendrite is a leading global provider of highly-specialized, integrated product and service offerings to support strategies for a sustained competitive advantage. Thousands of sales representatives and their managers in over 150 companies and 17 countries rely on Dendrite for a uniquely tailored combination of tools, information and skills which help them prepare for tomorrow's challenges and improve their sales success. The Company uses its highly specialized industry knowledge to develop modular software products that enhance sales force effectiveness. The products, combined with specifically tailored coaching and support services, focus sales representatives on improving their performance. With a global infrastructure as its foundation, Dendrite's commitment to unparalleled service has been the hallmark of the business and the basis of strong customer loyalty since the Company's inception.


ABOUT CORNET INTERNATIONAL
Founded in 1986, CorNet provides a truly unique sales automation solution to the pharmaceutical, medical device, foodservice and shipping/logistics industries. Through the integration of implementation, end-user training, help desk call center support, hardware repair/ asset management, and application hosting (data center operations) with world-class software (both laptop, web-based and WinCE-based), CorNet delivers an unrivaled "one-stop-shop" focused on quality and long-term customer satisfaction.

CorNet solutions and/or services are used by Fortune 500 companies including Apothecon, Astra USA Inc., Boehringer Ingelheim Canada, Boehringer Ingelheim Mexico, Bracco Diagnostics, Bristol-Myers Squibb Company (BMS), Campbell Soup Company, Eisai, FedEx, Searle (a division of Monsanto), Lifescan (a division of Johnson & Johnson), McNeil Consumer Healthcare (a division of Johnson & Johnson), Pasteur Merieux Connaught, Pfizer, Schwarz Pharma, Westwood Squibb, and Wyeth-Ayerst (a division of American Home Products).


Headquartered in Morristown, New Jersey, Dendrite employs over 1000 people all around the world. For more information, visit the Company's Web site: http://www.drte.com.

Note: Dendrite is a registered trademark of Dendrite International, Inc.

This press release may contain statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Dendrite and its business. The predictions embodied in these statements will involve risks and uncertainties and, accordingly, Dendrite's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

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